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                                                                    EXHIBIT 4.16

[NBD LOGO] CREDIT AUTHORIZATION AGREEMENT

NBD BANK (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan 48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and individually, as designated below) to INTERFACE SYSTEMS, INC. (the "Borrower"), whose address is 5855 Interface Drive, Ann Arbor, MI 48103, subject to the terms and conditions set forth in this agreement.

         CREDIT FACILITIES.

         UNCOMMITTED CREDIT AUTHORIZATIONS. The Bank has approved the uncom-mitted credit authorizations listed below (collectively, the "Credit Authorizations," and individually, as designated below) subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. Disbursements un- der the Credit Authorizations are solely at the Bank's discretion. Any disbursement on one or more occasions shall not commit the Bank to make any subsequent disbursement.

              A. FACILITY A. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $3,500,000 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes"). The proceeds of Facility A shall be used for the following purpose: working capital. Facility A shall expire on February 28, 1998 unless earlier withdrawn.


         TERM LOANS. The Bank agrees to extend credit to the Borrower in the form of term loan(s) (whether one or more, the "Term Loans") in the principal sum(s) of $224,999.98, respectively, bearing interest and payable as set Forth in the Term Note(s) executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this
              Section 1 as the "Notes"). The proceeds of the Term Loans shall be used for the following purpose: refinance existing term loan maturing February 28, 2002.

         2.0  CONDITIONS PRECEDENT.

         2.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:


              A. LOAN DOCUMENTS. The Notes; the letter of credit applications required by Section 1.2; the security agreements, financing statements, and mortgages required by Section 5.1; the guaranties required by Section 6.0; the subordination agreements required by Section 7.0; and any other loan documents which the Bank may reasonably require to give effect to the transactions contemplated by this agreement;

              B. EVIDENCE OF DUE ORGANIZATION AND GOOD STANDING. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement; and

              C. EVIDENCE OF AUTHORITY TO ENTER INTO LOAN DOCUMENTS. Evidence satisfactory to the Bank that (i) each party to this agreement or any other loan document required by this agreement is authorized to enter into the transactions contemplated by this agreement and the other loan documents, and (ii) the person signing on behalf of each such party is authorized to do so.

         2.2  CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT.   Before any
              extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the following conditions shall have been satisfied:

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     A. REPRESENTATIONS.  The representations contained in Section 10 shall be true on and as of the date of the extension of credit;

     B. NO EVENT OF ACCELERATION. No event of acceleration shall have occurred and be continuing or would result from the extension of credit;

     C. CONTINUED SATISFACTION. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

     ADDITIONAL APPROVALS, OPINIONS, AND DOCUMENTS. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

3.0  BORROWING BASE/ANNUAL PAY DOWN.

BORROWING BASE. Notwithstanding any other provision of this agreement, the aggregate principal amount outstanding at any one time under Facility A shall not exceed the lesser of the Borrowing Base or $3,500,000. Borrowing Base means:

     A. 75% of the Borrower's trade accounts receivable in which the Bank has a perfected, first priority security interest, excluding accounts more than 90 days past due from the date of invoice, accounts subject to offset or defense, government, bonded, affiliate and foreign accounts, accounts from trade debtors of which more than 50% of the aggregate amount owing from the trade debtor to the Borrower is more than 90 days past due, and accounts otherwise unacceptable to the Bank, plus

     Inventory of the Borrower in which the Bank has a perfected first priority security interest, valued at the lower of cost or market in the aggregate, as follows:

     (1) 30% of purchased parts inventory; and
     (2) 0% of work-in-process, service stock, and demos inventory; and
     (3) 30% of finished goods inventory.

4.0  FEES AND EXPENSES.

     4.1 FEES. Upon execution of this agreement, the Borrower shall pay the Bank the following fees, all of which the Borrower acknowledges have been earned by the Bank: documentation fees of $1000.

     4.2  OUT-OF-POCKET EXPENSES. In addition to any fee set forth in Section
          4.1 above, the Borrower shall reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

5.0  SECURITY.

     5.1 Payment of the borrowings under the Credit Facilities shall be secured by a first security interest and/or real estate mortgage, as the case may be, covering the following property and all its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral")

          A. ACCOUNTS RECEIVABLE. All of the Borrower's accounts, chattel paper, general intangibles, instruments, and documents (as those terms are defined in the Michigan Uniform Commercial Code), rights to refunds of taxes paid at any time to any governmental entity, and any letters of credit and drafts under them given in support of the foregoing, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

          B. INVENTORY. All of the Borrower's inventory, wherever located. The Borrower shall deliver to the Bank executed security agreements and financing statements in form and substance satisfactory to the Bank.

          C. EQUIPMENT. All of the Borrower's equipment, wherever located. The Borrower shall deliver to the Bank executed





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             security agreements and financing statements in form and substance satisfactory to the Bank.

         D. REAL ESTATE. The real property, including improvements, located at 5855 Interface Drive, Ann Arbor, MI and 7232 Jackson Road, Ann Arbor, MI. The Borrower shall deliver to the Bank an executed mortgage, ALTA mortgage title insurance policy without exceptions, mortgage survey certified to the Bank and, where applicable, an assignment of rents, subordinations of leases, and/or collateral assignments of land contracts, all in form and substance satisfactory to the Bank.

         E. PLEDGE of 65.5% or 1,400,000 shares of common stock of Interface Systems International, Ltd.

     5.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

     5.3 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the borrowings under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity) and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the borrowings under the Credit Facilities, in whole or partial payment of such borrowings or other present or future liabilities, without any requirement of mutual maturity.

     5.4 CROSS LIEN. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit Facilities.

     6.0 GUARANTIES. Payment of the Borrower's liabilities under the Credit Facilities shall be guaranteed by I.G.K. Industries, Inc., by execution of the Bank's form of guaranty agreement. The liability of the guarantors, if more than one, shall be joint and several.

7.0 SUBORDINATION. The Credit Facilities shall be supported by the subordination of all debt owing from the Borrower to n/a, including without limitation debt currently owing in the amount of $N/A, in manner and by agreement satisfactory to the Bank.

     8.0 AFFIRMATIVE COVENANTS. So long as any debt remains outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

     8.1 INSURANCE. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

     8.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

     8.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank. The Bank shall retain the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

     8.4 NOTICE. Give prompt notice to the Bank of the occurrence of (i) any event of acceleration, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

     8.5 COLLATERAL AUDITS. Permit the Bank or its agents to perform audits of the Collateral. The Borrower shall compensate the Bank for such audits in accordance with the Bank's schedule of fees as may be amended from time to time. Whether or





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          not this section has been completed, the Bank shall retain the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

     8.6 FINANCIAL REPORTS. Furnish to the Bank whatever information, books, and records the Bank may reasonably request, including at a minimum:
          If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.


          Within 30 days after each monthly period, a consolidating balance sheet as of the end of that period and statements of income, cash flows, and retained earnings from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

          B. Within 45 days after each quarterly period, a 10-Q financial report as of the end of that period.

          C. Within 90 days after, and as of the end of, each of its fiscal years, a detailed audit of the Borrower and Interface Systems International, Ltd., including a balance sheet and statements of income, retained earnings, and cash flows certified by an independent certified public accountant of recognized standing.

          D. Within 30 days after and as of the end of each calendar month, the following lists, each certified as correct by one of its authorized agents:

             (1) a list of accounts receivable, aged from date of invoice of the Borrower and Interface Systems International, Ltd.;

             (2) a list of accounts payable, aged from date of receipt of the
              Borrower;

          E. Within 30 days after, and as of the end of, each monthly period, a borrowing base exhibit indicating compliance with Section 3.1 of the Borrower, and including Interface Systems International, LTD's compliance with its borrowing base requirements of its borrowings and contingent obligations under First Chicago issued bank guarantees limited to the lesser of GBP 5,200,000 or the sum of the following borrowing base of: (i) 75% of accounts receivable not over 90 days past due and excluding core business receivables of the Electronic Document Delivery division of the Borrower and accounts from trade debtors of which more than 50% of the aggregate owing are more than 90 days past due and; (ii) 50% of finished goods inventory.

9.0  NEGATIVE COVENANTS.

     9.1 DEFINITIONS. As used in this agreement, the following terms shall have the following respective meanings:

          A. "Net Worth" means total assets less total liabilities.

     9.2 Unless otherwise noted, the financial requirements set forth in this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

     Without the written consent of the Bank, so long as any debt remains outstanding under the Credit Facilities, the Borrower shall not:
          (where appropriate, covenants apply on a consolidated basis)

          A. DIVIDENDS. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock, except dividends payable in its capital stock and dividends payable to "Subchapter S" corporation shareholders in amounts sufficient in amount to pay the shareholders' income tax obligations related to the Borrower's taxable income.

          B. SALE OF SHARES. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares or securities.





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         C.  DEBT. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of borrowings under the Credit Facilities. For purposes of this covenant, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money.

         D. GUARANTIES. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

         E. LIENS. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being contested in good faith.

         F. ADVANCES AND INVESTMENTS. Purchase or acquire any securities of, or make any loans or advances to, or investments in, any person, firm or corporation, except advances to Interface Systems International, Ltd. and obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

         G. USE OF PROCEEDS. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

         H.  NET WORTH.   Permit its Net Worth to be less than $10,300,000 at
             September 30, 1997 and thereafter increasing by 75% of monthly net income, without reduction for any loss periods.

  10.0 REPRESENTATIONS BY BORROWER. Each Borrower represents that: (a) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose do not violate any law, conflict with any agreement by which the Borrower is bound, or require the consent or approval of any governmental authority or other third party; (b) this agreement and the Notes are valid and binding agreements, enforceable in accordance with their terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

11.0     ACCELERATION.

  11.1 EVENTS OF ACCELERATION. If any of the following events occurs, the Credit Facilities shall terminate and all borrowings under them shall be due immediately, without notice, at the Bank's option, whether or not the Bank has made demand.

         A. The Borrower or any guarantor of any of the Credit Facilities or the Notes ("Guarantor") fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt to any creditor;
         B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement or the Notes; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity;
         C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the borrowings under the Credit Facilities becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
         D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that





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             would permit the Pension Benefit Guaranty Corporation to
             terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
         E. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;
         F. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;
         G. A custodian, receiver or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent and is not removed within 60 days after such appointment;
         H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
         I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantor;
         J.  The Borrower or any Guarantor dies;
         K.  The Borrower or any Guarantor, without the Bank's written consent,
             (a) is dissolved, (b) merges or consolidates with any third party,
             (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing, (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor);
         L. The loan-to-value ratio of any pledged securities at any time exceeds n/a%, and such excess continues for five (5) days after notice from the Bank to the Borrower;
         M. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse; or
         N.  The Bank in good faith shall deem itself insecure.

  11.2 REMEDIES. If the borrowings under the Credit Facilities are not paid at maturity, whether by demand, acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's in-house or outside counsel). These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

12.0     MISCELLANEOUS.

  12.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, or like overnight courier service or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

  12.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

  12.3 This agreement, the Notes, and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one





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      or more of the obligations of the Borrower under this agreement or the
      Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

12.4 The Borrower, if more than one, shall be jointly and severally liable.

12.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

12.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

13.0 WAIVER OF JURY TRIAL: The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.



Effective Date:  August 31, 1997.



NBD BANK                                 BORROWER:
                                         Interface Systems, Inc.

By: _Mike Kelly______                    By: __John Ternes_______

Its: _1 st VP___________                 Its: __VP Finance_______


ADDRESS FOR NOTICES:                     ADDRESS FOR NOTICES:

125 South Main Street                    5855 Interface Drive
Ann Arbor, MI 48104                      Ann Arbor, MI 48103


Fax/Telex No. 313-995-8000               Fax/Telex No. 313-769-1047____________